Exhibit 99.1

March 23, 2009

BRIAN M. LABADIE APPOINTED CHAIRMAN OF
SOLITARIO EXPLORATION & ROYALTY

Denver, Colorado: Solitario Exploration & Royalty Corp. (NYSE Amex: XPL; TSX: SLR) is pleased to announce Brian M. Labadie has been appointed as Chairman of the Board. Mr. Labadie has been an independent Board member of Solitario since June 2006 and has 30 years of experience in the mining industry. Mr. Labadie will replace Mr. Steven A. Webster as non-executive Chairman due to Mr. Webster's resignation as a board member.

Mr. Labadie most recently served as Miramar Mining Corporation's (acquired by Newmont Mining Corporation) Chief Operating Officer from 1996-2006, with overall responsibility for the company's operations, development properties and all safety and environmental matters. From 1987 to 1996, Mr. Labadie served in several increasingly more senior positions within Echo Bay Mines (acquired by Kinross Gold Corp.), including General Manager, Kettle River Operations (1987-1990), Vice President, Planning and Development (1990-1993) and Vice President, Operations (1993-1996). Prior to that Mr. Labadie worked for Cominco Ltd. (now Teck Ltd.) from 1975 to 1985. He rose through the operational ranks to become General Superintendent, Pine Point Operations, which was the largest zinc producer in the world at that time. Mr. Labadie holds a B.S. in Geological Engineering from the University of Toronto.

Chris Herald, President and CEO of Solitario, stated, "We are very fortunate to have a person of Brian's professional caliber to help guide Solitario forward. With Brian's deep experience in management and operations, particularly gold, silver and zinc, he is ideally suited for strategic planning, assisting management in overseeing our major projects and potential future acquisitions. We are looking forward to Brian's increased role in Solitario."

Mr. Herald went on to state, "Solitario's board and management wish to thank Steve Webster for his outstanding leadership during the past three years. Although we are disappointed that Steve will be leaving Solitario's Board due to his desire to reduce the number of public boards he serves on, we fully understand the time commitment it takes to serve on a single board, then alone multiple boards."

Mr. Webster further commented, "I am very confident that Solitario's future is brighter today than when I first joined Solitario's Board. Having worked with Brian Labadie for nearly ten years now, I believe Brian is the perfect person to assume the role of Solitario's Chairman. I will continue to follow and support the company in the future and will continue to be an investor."

About Solitario

Solitario is a gold, silver, platinum-palladium, and base metal exploration and royalty company actively exploring in Brazil, Mexico, Peru and Bolivia. Solitario has significant business relationships with Newmont Mining, Anglo Platinum and Votorantim Metais. and currently has approximately US$20 million in cash and marketable securities and no debt. Solitario is traded on the NYSE Amex ("XPL") and on the Toronto Stock Exchange ("SLR"). Additional information about Solitario is available online at www.solitarioxr.com

FOR MORE INFORMATION, CONTACT:
Debbie Mino-Austin Director - Investor Relations	(800) 229-6827
Christopher E. Herald President & CEO	(303) 534-1030

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities.